Exhibit 5.1

345 Park Avenue
New York, NY 10154	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4000

August 1, 2022

MAIA Biotechnology, Inc. 444 West Lake Street, Suite 1700 Chicago, IL 60606

Ladies and Gentlemen:

We have served as counsel to MAIA Biotechnology, Inc., a Delaware corporation (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), registering the issuance of 7,837,041 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”) of the Company, consisting of (a) 1,934,500 shares of Common Stock issuable pursuant to the Company’s 2018 Stock Option Plan, (b) 3,993,023 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 2020 Equity Incentive Plan, and (c) 1,909,518 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the Company’s 2018 Stock Option Plan, Amended and Restated 2020 Equity Incentive Plan and 2021 Equity Incentive Plan are collectively referred to herein as the “Plans”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, is it our opinion that the Shares are duly authorized and, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law, and pursuant to and in accordance with the terms of the Plans and the awards granted under the Plans, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to Delaware General Corporation Law, and we express no opinion as to the effect of the laws of any other jurisdiction.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent.  We consent to the reference made to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

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